Exhibit 10.1

AMENDMENT NO. 1 TO

1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.  The 1998 Non-Employee Director Stock Option Plan (the “Plan”) is amended from and after December 7, 2006 by deleting section 4(a) and replacing it with a new section 4(a) as follows:

“4.  Options.  Each Non-Employee Director shall receive grants of Options under the Plan as follows:

(a)  Option Grants.

(i)  Annual Grants.  Each Non-Employee Director shall receive an Annual Option to purchase such number of shares of Common Stock as is determined by the Board of Directors on or prior to the first business day of each year of the Plan such grant to be made as of the first business day of such year provided that such number of shares shall not exceed 2,800 and provided, further, the individual has remained in continuous service as a Director of the Company through such date and is a Non-Employee Director on such date.  Each Annual Option award shall be made by the Company issuing an award agreement to each Non-Employee Director.

(ii) New Directors.  Non-Employee Directors who are elected or appointed to the Board after the Annual Grant shall be granted an Initial Option to purchase such number of shares of Common Stock as was determined by the Board of Directors to be granted to the other Non-Employee Directors in such year.”

2.  The Plan is further amended by deleting section 4(e)(vi) of the Plan. No “reload” options providing for the issuance of a reload option in the event an existing option is exercised and the strike price is paid for in shares of Covance Common Stock shall be granted under the Plan.